EXHIBIT 22.1

                     SCHEDULE OF SUBSIDIARIES OF THE COMPANY



                                     Jurisdiction of   Parent      Percentage
Subsidiary                           Incorporation    Corporation  Ownership
Fantastic Foods International Inc.     Nevada           Company      100%
NuOasis Properties Inc.                Nevada           Company       10%
NuOasis Las Vegas Inc.(1)              Nevada           Company       10%
NuOasis Laughlin Inc.(1)               Nevada           Company       10%
Casino Management of America Inc.(1)   Nevada           Company       10%
ACI Asset Management Inc.(1)           Nevada           Company       10%
NuOasis International Inc.             Commonwealth     Company      100%
                                       of the Bahamas
Oasis Resorts International, Inc.      Nevada           NOI           65%
Oasis Hotel, Resorts & Casino III      Nevada           Oasis        100%
NuOasis Resorts & Casinos N.V.(1)(2)   Netherlands      Oasis         80%
                                       Antilles
Cleopatra Palace Resorts and Casinos   United Kingdom   Oasis         75%
Limited
Cleopatra Cap Gammarth Limited(2)      Tunisia          CPRC          90%
Cleopatra's World Inc.                 British Virgin   CPRC          80%
                                       Islands


(1)  Have not commenced business.
(2)  In organization: capital stock not issued at June 30, 2000